CASH FLOW
                                    MANAGER

                                License Agreement

  LICENSOR: TOWNE SERVICES, INC.,                    LICENSEE:
            3950 JOHNS CREEK COURT
            SUITE 100
            SUWANEE, GA 30024

"We", "Us" or "Our" means Towne Services, Inc. and its subsidiaries (collectively referred to herein as LICENSOR), its successors and assigns. "You" or "Your" means the Financial Institution named above (LICENSEE), its successors and assigns.

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You and we agree as follows:

SECTION 1. GRANT OF LICENSE. Subject to the terms and conditions set forth in this agreement, we hereby grant to you (and to any branch offices maintained by you) and you hereby accept (a) the non-exclusive and non-transferable right and license to offer the CashFlow Manager program, as hereinafter defined, to your customers; and (b) the right and license to use our CashFlow Manager program, software, trade names, service marks, trademarks, copyrights, patents, electronic data processing methods, accounts receivable forms, including forms and programs presently available and forms and programs developed by us for use with the CashFlow Manager program. Unless the context denotes otherwise, the term "customer" means all your current and prospective customers other than financial institutions.

SECTION 2. RESERVATION OF RIGHTS. You acknowledge our claimed interest in and exclusive right to the CashFlow Manager program and all component parts thereof, including without limitation, computer programs, software, trade names, service marks, trademarks and trade names, copyrights, patents, electronic data processing methods, all forms including forms and programs presently available and forms and programs developed by us for use with the CashFlow Manager program, manuals, bulletins, procedures or supplements, devices and insignia we may use from time to time in conjunction with the CashFlow Manager program (hereinafter "the CashFlow Manager program" or "Program").

SECTION 3. PROGRAM SERVICES. We will install, setup and maintain the computer software at one (1) site location designated by you for your CashFlow Manager Program. You agree that you will obtain or use computer hardware that meets the requirements specified by us. You also agree to provide qualified personnel, either on your own premises or through contract with some other firm, sufficient to operate the Program for your Program customers. Prior to offering the CashFlow Manager Program to your customers, we will provide on-line instruction to your employees or designated representatives concerning the proper operation of the Program, and will provide these persons with Program operating materials. You agree that your employees or representatives will take such instruction as we may from time to time reasonably request. In addition, we agree to install, setup and maintain the computer software and provide the training described in this paragraph at additional site location(s) designated by you upon receipt of the Multiple Site Installation Fee provided for in Section 8 of this agreement.

BUSINESS CONSULTING AND MARKETING SERVICES. In addition, we will provide you with the services of one or more Program consultants who will assist you in the marketing of the Program to your customers in accordance with marketing plans developed between you and us. This includes, but is not limited to, the providing of telemarketing services to customers selected by you, customer presentations, and other services related to your approval of the customer for the Program. You acknowledge that the consultant's services are not exclusive to you, but that such services will be provided in accordance with schedules mutually acceptable to you and the consultant. In the event of any disagreement or dissatisfaction arising concerning the services rendered to you by the consultant, we agree that we will replace such consultant with another consultant acceptable to you within a reasonable period if, after notice from you, such disagreement or dissatisfaction with the consultant cannot be resolved.

OTHER SUPPORT. We will also provide you, your employees or your designated representatives with Program training, forms and other materials to assist you in compliance with federal, state and local law




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applicable to the Program. However, we do not undertake the responsibility of advising you of any laws, rules, regulations, or interpretations affecting you, your customers, or your participation in the Program.

SECTION 4. CONFIDENTIALITY. You acknowledge that the procedures, electronic data processing methods, forms and techniques furnished by us as a part of the CashFlow Manager Program and contained in the CashFlow Manager software and manuals are unique and confidential. In order to protect the value of the confidential information licensed to you, you agree to retain in confidence, and to require your employees, agents and representatives to retain in confidence, all such information and know-how transmitted to you by us. You agree not to use the confidential material communicated to you by us except for the purpose and to the extent necessary for the operation of the CashFlow Manager Program pursuant to the license granted herein. The CashFlow Manager documentation and manuals will at all times remain our sole property and will promptly be returned to us upon the expiration or termination of this agreement.

We acknowledge and agree that any information or data coming into our possession concerning you, your operations and your customers is unique and confidential. We agree to retain in confidence, and to require our employees, agents and representatives to retain in confidence, all such information and will not make use of the confidential material communicated to us by you except for the purpose and to the extent necessary for the operation of the CashFlow Manager Program pursuant to this agreement.

Your and our obligations under this Section will survive the expiration or a termination of this Agreement.

SECTION 5. SOFTWARE MODIFICATIONS AND ALTERATIONS. We agree that we will furnish to you, at no additional cost to you, any updates and upgrades developed by us for the CashFlow Manager software during the term of this agreement. You agree to timely implement any and all changes to the CashFlow Manager software which are deemed necessary by us for the proper operation of the Program. You agree that the CashFlow Manager software will be used in accordance with the instructions contained in the instructional and operating information provided by us. No modifications or changes will be made by you with the Program software unless written approval is first obtained from us. In the event modifications or changes are made by you, or your employees or representatives, you agree that we will have the right to use such changes and, at our option, to incorporate the changes into the CashFlow Manager Program and to make them available to third parties.

SECTION 6. OPERATING MATERIALS. You agree to purchase from us any specialized forms which are required for use in conjunction with the CashFlow Manager Program. We agree to allow and assist other reputable and competent printers selected by you to reproduce or print the forms required by the CashFlow Manager Program so long as such printers conform to the standards or specifications established by us.

SECTION 7. PROGRAM MARKETING MATERIALS AND OBLIGATIONS. We will make standard promotional material available to you at a reasonable cost. You agree to solicit your selected creditworthy commercial customers via letter and/or brochure mailing at least once per year. During the term of this agreement, you also agree that you will offer no other program of a similar nature to your customers.

SECTION 8. LICENSE FEES; MULTIPLE SITE INSTALLATION FEES. In consideration of the trademark, licenses and rights herein granted by us to you, and in consideration of the use of the trade names or trademarks, CashFlow Manager Program and CashFlow Manager in our confidential manuals and materials, you agree to pay us the fees set forth below. . In the event you elect to install the Program at additional site location(s), you agree to pay us a Multiple Site Location Fee for each such installation to provide for our cost of installing and maintaining the software at such location(s) and providing the technical support and training set forth in this Agreement.

MULTIPLE SITE INSTALLATION FEE:         $**** PER ADDITIONAL SITE LOCATION.

SECTION 9. ONGOING SUPPORT FEES; VOLUME REBATES. As additional consideration for our initial and continuing marketing, technical and Program support, you agree to pay us ****% of the amount of the Initial Balance of the receivables purchased by you from each new CashFlow Manager customer and an




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ongoing support fee equal to ****% of the total discount fees charged or taken by you in each subsequent month with respect to "ongoing purchases" of receivables from each CashFlow Manager customer. As used herein, the term "Initial Balance" purchase means the first purchase of receivables from a CashFlow Manager Customer (or the first 30 days' receivables acquired by you if you either (i) acquire less than all of the CashFlow Manager customer's receivables existing on the date of the first purchase of receivables, or (ii) if such CashFlow Manager customer has no existing receivables which will be purchased by you until after the date of the first purchase of receivables). "Ongoing purchases" means purchases of receivables from a CashFlow Manager Customer subsequent to the Initial Balance purchase.

SUPPORT FEE REBATES. We agree to pay you a marketing rebate based upon the monthly volume levels of ongoing receivable purchases made by you from your CashFlow Manager customers. These volume levels and the amount of the rebate percentage applicable to each volume level as applied to the discount fees charged or taken by you in a specific month are as follows:

LEVEL   AMOUNT OF RECEIVABLES PURCHASED    REBATE PERCENTAGE* (OF DISCOUNT FEE)
--------------------------------------------------------------------------------

I             $****        -         $****.......................... ****%
II            $****        -         $****...........................****%
III           $****        +              ...........................****%

* The net effective ongoing support fee rate at these levels is **%, **% and **%, respectively.

These volume rebate percentages shown above are applied separately to each of the specific volume levels to which they relate (e.g., the rebate percentage for receivable purchases between $**** and $**** is ****% regardless of the total receivables purchased in that month, etc.). These marketing rebates will be processed by us approximately forty-five (45) days after the close of the calendar month to which the rebate relates, and payable by us to you no more than sixty (60) days beyond the close of the calendar month to which the rebate relates. The rebates will be applicable to: (1) all ongoing support fees which are normally processed and invoiced during a calendar month which (2) are paid to us no later than twenty-five (25) days following the invoice date. Rebates will not be given with respect to any ongoing support fees which are paid to us more than 25 days beyond the invoice date.

SECTION 10. REPORTING AND PAYMENT OF ONGOING SUPPORT FEES. You agree to report to us each month, on forms supplied by us, the amount of receivables purchased during the preceding month, and remit by check the fees due to us under this agreement. All ongoing support fees will be due and payable within twenty-five
(25) days of the invoice date. Amounts which are due and not paid to us as provided in this agreement will thereafter bear interest at the rate of eighteen percent (18.0%) per annum.

SECTION 11. TERM OF AGREEMENT, TERMINATION . This agreement will be effective on the date of execution by us, and will be for an initial term of five (5) years (the "Initial Term"). At the end of the Initial Term, and on each anniversary date thereafter, this agreement will automatically extend for an additional year beyond the Initial Term, or renewal term, unless we or you give written notice to the other of non-extension at least sixty (60) days prior to the expiration date of the Initial Term, or renewal term of this agreement. From and after such effective date of termination, for any reason, you shall cease processing sales through the Program, shall cease displaying the service marks, symbols, and names related to the Program, and shall promptly return to us all materials relating to the Program. All of your obligations incurred or existing under this agreement as of the date of termination shall survive such termination, including those set forth in Section 15 below.

This agreement may also be terminated during the Initial Period, as set forth below.

INITIAL PERIOD. The first twelve (12) months of the Initial Term of this agreement will be deemed the "Initial Period." If you have not purchased of a minimum of $100,000 in Initial Balance purchases of receivables (as defined in this agreement) during the Initial Period, we agree that you will have the right and option either to: (i) terminate this agreement; or (ii) to continue the Program without a termination of this agreement. To terminate this agreement, you must give us written notice of your election to terminate within thirty (30) days following the expiration of the Initial Period. In the event you give us


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notice of termination under these circumstances, this agreement will terminate on the date specified in the notice. If you do not give us written notice under these circumstances, we will continue the Program without a termination of this agreement. Any ongoing support fees which are outstanding at the time of a termination will be immediately due and payable to us.

EARLY TERMINATION AFTER THE INITIAL PERIOD. After the Initial Period expires, we agree that you will have the right to terminate this agreement by giving us ninety (90) days prior written notice of termination, subject to the remaining provisions of this Section and Section 15. In the event you terminate this agreement prior to the expiration of the Initial Term or a renewal term (except a termination which arises out of our uncured default), any ongoing support fees which are outstanding at the time of a termination and all other fees which have not been paid previously by you will be due and payable 25 days after the date of termination specified in your notice.

ONGOING PURCHASE FEE OBLIGATIONS AFTER EXPIRATION OR TERMINATION. As additional consideration for the license and services we provide in connection with the Program, you agree to pay an ongoing purchase fee ("OP Fee") with respect to each CashFlow Manager customer for a period of twenty-four (24) months following the expiration or termination of this agreement if you continue to offer an accounts receivable financing program of a nature similar to CashFlow Manager ("replacement program") to such customer. So long as the OP Fee is payable under these circumstances, you agree to report to us each month, on forms supplied by us, the amount of receivables purchased during the preceding month, and remit by check the fees due to us under this section. All OP Fees will be due and payable on or before the 25th day of each month for purchases made in the preceding month.

We agree that you will have no OP Fee obligation if you do not offer, or once you discontinue to offer, your replacement program to such CashFlow Manager customer. We also agree that you will have no OP Fee obligation with respect to new customers added to your replacement program following a termination or expiration of this agreement, or if the termination of this agreement arises out of our uncured default in obligations to you under this agreement. The OP Fee provided for in this section shall be calculated in the same manner as the ongoing support fees provided for in Section 9, including any applicable volume rebate provisions.

EARLY TERMINATION BY BREACH. If either party materially defaults in the performance of any obligation under this agreement, and this default continues for a period of thirty (30) days after written notice is given by the non-defaulting party, then the non-defaulting party will have the right, at its option, to terminate this agreement by giving written notice of such termination.

SECTION 12. PROGRAM SOFTWARE; LIMITED WARRANTY. As additional consideration for this license, you agree not to reproduce copies of the CashFlow Manager software except to the extent required to operate your CashFlow Manager Program.

PROGRAM SOFTWARE AND DOCUMENTATION. We warrant the physical software media and documentation to be free of defects in materials and workmanship and that each will substantially conform to the specifications and applications set forth in our documentation during the term of this agreement, provided it is used with computer hardware which meets minimum specifications as determined by us during the term of this agreement. However, we make no representation or warranty that the software or documentation is "error-free" or meets any user's particular standards, requirements or needs. If we receive notice of any defects in the software from you, we will replace the defective software media or documentation.

The entire and exclusive liability and remedy for breach of this limited warranty is limited to replacement of the defective software or documentation, and we will have no liability or responsibility to you or to any entity or person with respect to any claim for or damages for any indirect, special or consequential damages in any manner arising out of, or connected with the sale, the use or the anticipated use of the Program software and documentation referred to herein, or for damage caused or alleged to be caused directly or indirectly by the computer software or documentation furnished by us, including but not limited to the interruption of service, loss of business or anticipated profits or consequential damages resulting from the use or operation of the software.

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If we are unable to cure material defects in the software or documentation within a reasonable period, you have the option to terminate this agreement upon written notice and receive a refund of all License fees paid by you prior to such termination. Thereafter, the termination provisions of Section 15 will apply.

       WE SPECIFICALLY DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS, OR
                                  CONDITIONS,
       EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OR
                                  CONDITION OF
         MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL OTHER
                           IMPLIED TERMS AREEXCLUDED.

PROGRAM SERVICES. We represent that each of our employees or representatives assigned to perform marketing, technical support or data processing services will have the proper skill, training and background so as to be able to perform in a competent manner the services described in this agreement; provided, however, you agree that we will not be responsible for any indirect, special or consequential loss or damage, such as loss of anticipated revenues or other consequential economic loss in connection with or arising out of any unintentional breach of this agreement. Nor will we be liable for any errors in judgment or mistakes that may be made in good faith when acting on your behalf. Nor will we be liable for any delay in the performance of our duties caused by strike, lawsuit, riot, civil disturbance, fire, shortage of supplies or materials or any other cause reasonably beyond our control.

      YOU HEREBY AGREE TO WAIVE AND RELEASE US FROM ANY CLAIM OR LIABILITY
                             FOR ERRORS OR MISTAKES
       MADE IN GOOD FAITH OR FOR ANY SUCH CONSEQUENTIAL LOSS OR DAMAGE AS
                           SET FORTH IN THIS SECTION

SECTION 13. GENERAL LIMITATION OF LIABILITY. Notwithstanding the foregoing, you acknowledge that data conversion is subject to likelihood of human and machine errors, omissions, delays, and losses, including inadvertent mutilation of documents, which may give rise to loss or damage. Accordingly, you agree that we shall not be liable on account of any such errors, omissions, delays, or losses unless caused by our gross negligence or willful misconduct. You are responsible for adopting reasonable measures to limit your exposure with respect to such potential losses and damage, including (without limitation) examination and confirmation of results prior to use thereof, provision for identification and correction of errors and omissions, preparation and storage of backup data, replacement of lost or mutilated documents, and reconstruction of data. You are also responsible for complying with all local, state, and federal laws pertaining to the use and disclosure of any data and in connection with all agreements you enter into with your customers. You acknowledge that any form of agreement provided we provide that you may use with your customers is solely for your reference; you are not obligated to use any such agreement. You further acknowledge that we do not guarantee, and are not responsible for ensuring, that any agreements supplied by us that you may enter into with your customers comply with laws and regulations applicable to you. YOU ACKNOWLEDGE THAT YOU HAVE AN INDEPENDENT RESPONSIBILITY TO CONSULT YOUR OWN LEGAL AND ACCOUNTING ADVISERS WITH RESPECT TO LEGAL MATTERS, INCLUDING THE ENFORCEABILITY AND ACCOUNTING TREATMENT OF ANY SUCH CUSTOMER AGREEMENTS, AND TO ADVISE YOUR CUSTOMERS TO SIMILARLY CONSULT PROFESSIONALS WITH RESPECT THERETO. The cumulative liability of us to you for all claims relating to the Program and arising out of this agreement, including any cause of action sounding in contract, tort, or strict liability, shall not exceed the total amount of all fees paid to us hereunder. In no event shall we be liable for any loss of profits; any incidental, special, exemplary, or consequential damages, whether foreseeable or unforeseeable; or any claims or demands brought against you, even if we have been advised of the possibility of such claims or demands. This limitation upon damages and claims is intended to apply without regard to whether other provisions of this agreement have been breached or have proven ineffective.

SECTION 14. DEFAULT; PROVISIONS FOR ALTERNATIVE DISPUTE RESOLUTION. In the event that either you or we default in the performance of any obligation under this agreement, and this default continues for a period of thirty (30) days after written notice is given by the non-defaulting party, then the non-defaulting party will have the right, at its option, to terminate this agreement by giving written notice of such termination. Except as specifically provided otherwise, such termination will not constitute a waiver of our rights to any sums due and payable to us from you pursuant to the terms of this agreement.


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We and you further agree that any dispute arising between the parties, either before or after a termination of this agreement, will be submitted either to mediation, or to non-binding arbitration in accordance with the rules of the American Arbitration Association, prior to the commencement of any legal action or proceeding against the other party to this agreement.

SECTION 15. PROCEDURES UPON TERMINATION. Upon the expiration or termination of this agreement for any cause, you agree to immediately discontinue the use of, and return to us all material constituting the CashFlow Manager program, including, but not limited to all trade names, trademarks, service marks, copyrights, patents, computer software programs, manuals, materials, signs, and forms of advertising indicative of the CashFlow Manager Program. You also agree to allow us reasonable access to your personnel and facilities in order to follow are standard software removal and audit procedures. If you fail or refuse to comply with the provisions of this section, you agree to reimburse us for all costs, including reasonable attorney's fees and other expenses incurred in connection in the enforcement of this provision. In the event you terminate this agreement, but elect to continue an accounts receivable financing program of a nature similar to CashFlow Manager, you may be responsible for any OP Fee as set forth above in Section 11, and you warrant that such replacement program will be or has been developed without the use of any of our confidential or proprietary information covered by this agreement. Furthermore, the provisions of Sections 2, 4, 8, 10, 11, 12, and 13 shall survive any termination of this agreement.

SECTION 16. REPRESENTATIONS AND WARRANTIES. The parties hereto each represent and warrant to each other that (i) each party is a duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or chartering, (ii) the individual executing this agreement has the legal right and authority to execute this agreement and to so bind the party which he or she represents, (iii) each party has the full power, authority and legal right to execute, deliver and perform this agreement, (iv) this agreement has been duly authorized, executed and delivered by such party, and (v) this agreement is the legal, valid, and binding obligation of such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and subject to general principles of equity.

SECTION 17. NO JOINT VENTURE. Nothing herein shall be construed to create a partnership or joint venture between the parties.

SECTION 18. BINDING EFFECT. This agreement will be effective when executed by one of our duly authorized officers and will benefit and be binding on you and us, and your and our successors or assigns.

SECTION 19. GOVERNING LAW. This agreement will be deemed to have been made and delivered in the State of Georgia. The validity, performance and all matters relating to the interpretation and effect of this agreement will be governed by the laws of the State of Georgia, without regard to conflict of laws rules applied in the State of Georgia.

IN WITNESS WHEREOF, you and we have executed this agreement on the respective dates set forth below, and is effective on the date accepted by us.

LICENSEE:

By:  _______________________________ Date:        Title:________________________


Its: _______________________________

                               LICENSOR ACCEPTANCE


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The foregoing agreement is hereby accepted and approved by the undersigned duly authorized officer of TOWNE SERVICES, INC. on the _____ day of _______________, 2001.

                                        TOWNE SERVICES, INC.

                                        By: ____________________________________


                                        Its:____________________________________